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                                                                   EXHIBIT 10.14

                                  AMENDMENT TO
                             THE QUANEX CORPORATION
                  1987 NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN

                 THIS AGREEMENT by Quanex Corporation (the "Company"),

                              W I T N E S S E T H:

                 WHEREAS, the Board of Directors of the Company previously adopted the plan agreement known as the "Quanex Corporation Employee Stock Option and Restricted Stock Plan" (the "Plan"); and

                 WHEREAS, the Board of Directors of the Company retained the right in Section 13 of the Plan to amend the Plan from time to time; and

                 WHEREAS, the Board of Directors of the Company has approved the following amendment to the Plan;

                 NOW, THEREFORE, subject to the requirement set forth below, the Board of Directors of the Company agrees that Paragraph 9 of the Plan is hereby amended, effective with respect to both Options outstanding on the date of the adoption of this Amendment and all Options issued in the future under this Plan, as follows:

                 9. TERMINATION OR DEATH OF OPTIONEE. Except as may be otherwise expressly provided herein all Options shall terminate on the earlier of the date of the expiration of the Option or the date that is three months after the optionee ceases to be a member of the Company's Board of Directors, for any reason other than the death, permanent disability or, retirement of the optionee, during which period the optionee shall be entitled to exercise the Option in respect of the number of shares that the optionee would have been entitled to purchase had the optionee exercised the Option on the date the optionee ceased to be a member of the Company's Board of Directors.

                 In the event the optionee ceases to be a member of the Company's Board of Directors because of his death, permanent disability or retirement from the Board of Directors of the Company, before the date of expiration
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         of his Option, such Option shall continue fully in effect, including provisions providing for subsequent vesting of such Option, and shall terminate on the date of expiration of the Option notwithstanding any provision to the contrary in the optionee's Option Agreement. After the death of the optionee, his executors, administrators or any person or persons to whom his Option may be transferred by will or by the laws of descent and distribution, shall have the right, at any time prior to the termination of the Option to exercise the Option, in respect to the number of shares that the optionee would have been entitled to exercise if he were still alive.

                 In any event, an Option shall terminate on the tenth anniversary of the date of grant of such Option.

                 For purposes of this Paragraph 9, an Optionee will be treated as having retired from the Company's Board of Directors if the Optionee shall, at the time the Optionee ceases to be a member of the Board of Directors of the Company, have served at least two full three-year terms of office as a director of the Company or six years of service as a director of the Company.

                 This Amendment shall be effective as of December 8, 1994, but shall be subject to the approval of the holders of a majority of the outstanding shares of Common Stock of the Company. If such approval is not obtained by December 31, 1995, this Amendment shall be null and void and of no force or effect.


Dated:  October 20, 1994




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